Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Efthimios P. Sotos, Chief Financial Officer (215) 785-4000 Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

Jones Apparel Group, Inc.
To Record Fourth Quarter 2006 Goodwill and Trademark Impairment Charges

New York, New York   January 29, 2007  -  Jones Apparel Group, Inc. (NYSE:JNY) today announced that it has completed its annual goodwill and trademark impairment analysis for 2006, as required by SFAS No. 142, "Goodwill and Other Intangible Assets."  The Company expects fourth quarter 2006 results to include a pre-tax, non-cash charge of approximately $491.4 million ($322.2 million after-tax) for the impairment of goodwill and trademarks primarily within the Company's Wholesale Moderate Apparel segment.

The impairment charge is comprised of two components.  Approximately $441.2 million ($290.8 million after-tax) of the non-cash charge relates to the impairment of goodwill recorded in connection with the Company's 2001 acquisition of McNaughton Apparel Group Inc. and its 2002 acquisition of RSV Sport, Inc. (herein referred to as l.e.i.).  The balance of the non-cash charge of approximately $50.2 million ($31.4 million after-tax) relates to the impairment of trademarks, primarily attributable to the Norton McNaughton brand.

Peter Boneparth, Chief Executive Officer, stated, "Many of our moderate brands are performing very well.  However, declining revenues and profitability with respect to Norton McNaughton, l.e.i. and certain of our other moderate price-point brands, along with changes in business strategy with respect to the Norton McNaughton brand, necessitate the recognition of a goodwill and trademark impairment.  We remain optimistic about the operational and organizational changes we continue to implement, especially those to enhance the l.e.i. brand.  Most notably, as previously announced, we are closing unproductive manufacturing facilities and repositioning the brand for 2007.  l.e.i. continues to remain a leading junior jeanswear resource based on its retail performance."

The non-cash charges have no impact on the liquidity and operating performance of the Company; however, the Company expects to report an approximate net loss for the 2006 fourth quarter and full year of $2.48 per share and $1.27 per share, respectively.  The Company anticipates reporting 2006 fourth quarter and full year adjusted earnings per share of approximately $0.51 and $2.25, respectively, exclusive of the aforementioned charges, expenses associated with the Company's ongoing strategic operating review and certain other items.  The Company's adjusted earnings per share results will also include an approximate $8.5 million reversal of income tax accruals associated with the settlement of 2001-2003 federal and various state tax audits.

Mr. Boneparth continued, "Throughout 2006, we executed well against our strategic plan to improve operations.  In the fourth quarter, we successfully navigated an unusually warm weather pattern and a delayed consumer spending response during the Holiday shopping season.  We expect to report full year 2006 operating cash flow of approximately $420 million, compared to our previously-issued guidance of $390 to $400 million.  Additionally, our debt to total capitalization ratio will approximate 29 percent (or 27 percent net of cash on hand)."

The Company is scheduled to release fourth quarter and year end 2006 financial results on Wednesday, February 14, 2007, on which date it will host a conference call with management at 9:00 am eastern time.  To participate in the call, please dial 412-858-4600.

The conference call will be webcast and made available through the Company's website at www.jny.com.  The call will also be recorded and made available through February 22, 2007.  The recorded call may be accessed by dialing 877-344-7529 and entering account number 401381.

Presentation of Information in the Press Release

In an effort to provide investors with additional information regarding the Company's consolidated operating results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release non-GAAP information regarding the effect on earnings per share of the strategic review of its infrastructure, the loss on the sale of the Polo Jeans Company business, gain on sale of stock in an unrelated company, goodwill and trademark impairments, restructuring costs, the costs associated with the termination of certain licensing agreements and certain other items.   The Company believes that providing this further information will allow investors to better analyze its ongoing results.  The Company has also provided a reconciliation of its GAAP results to adjusted results.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, Norton McNaughton, Erika, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements.  The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements.  Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involves risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to identify acquisition candidates and, in an increasingly competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor and advertising;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with the new environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);

  the Company's ability to successfully implement new operational and financial computer systems; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
Reconciliation of Projected GAAP EPS to Projected Adjusted EPS
for the three months and twelve months ended December 31, 2006
(UNAUDITED)

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results in the accompanying release:

All amounts in millions except per share data

	FOURTH QUARTER	FULL YEAR

Net loss (projected)	$ (266.5)	$ (141.0)
Provision for income taxes	(159.5)	(52.4)
Cumulative effect of change in accounting principle (a)	-	(1.9)
Loss on sale of Polo Jeans Company business (b)	-	45.1
Gain on sale of stock in Rubicon Retail Limited (c)	(17.4)	(17.4)
Goodwill impairment (d)	441.2	441.2
Trademark impairments (d)	50.2	50.2
Denim/manufacturing restructuring (e)	15.4	16.4
Severance and other expenses related to strategic review, and certain items (f)	12.0	52.5

Adjusted income before taxes	75.4	392.7
Adjusted provision for income taxes	19.4	138.3

Adjusted net income (g)	$ 56.0	$ 254.4

Projected GAAP EPS (basic)	$(2.48)	$(1.27)
Provision for income taxes	(1.49)	(0.48)
Cumulative effect of change in accounting principle (a)	-	(0.02)
Loss on sale of Polo Jeans Company business (b)	-	0.41
Gain on sale of stock in Rubicon Retail Limited (c)	(0.16)	(0.16)
Goodwill impairment (d)	4.11	3.99
Trademark impairments (d)	0.47	0.45
Denim/manufacturing restructuring (e)	0.14	0.15
Severance and other expenses related to strategic review, and certain items (f)	0.11	0.47

Adjusted income before taxes	0.70	3.54
Adjusted provision for income taxes	0.18	1.25
Adjustment for using fully diluted share count (h)	0.01	0.04

Projected adjusted earnings per share - diluted (g)	$ 0.51	$2.25

(a)	Represents the gain recorded as a result of adopting SFAS No. 123R, "Share-Based Payment".
(b)	Represents the net loss recorded in relation to the settlement of the litigation with Polo Ralph Lauren Corporation and sale of our Polo Jeans Company operations to Polo Ralph Lauren Corporation in February 2006.
(c)	Represents the gain recorded in relation to the exercise of third-party stock warrants and the subsequent sale of the related stock in Rubicon Retail Limited in October 2006.
(d)	Represents the impairments recorded as a result of the annual valuation of the fair value of our intangible assets in accordance with SFAS No. 142.
(e)	Charges incurred in relation to the closure of our El Paso and Mexican denim production facilities (inclusive of $8.6 million of fixed asset write-downs) as announced in September 2006.
(f)	Represents certain items and charges incurred in relation to the overall strategic review, inclusive of the charges related to the closure of our Secaucus, NJ warehouse and Stein Mart leased shoe departments as announced in May 2006.
(g)	Includes approximately $8.5 million reversal of income tax accruals associated with the settlement of 2001-2003 federal and various state tax audits.
(h)	In accordance with SFAS No. 128, the calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidultive items (options and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment respresents the impact of including these dilutive items in the calculation of diluted shares for generating the projected adjusted EPS.